Exhibit 99.1

Investor Contact:

The Investor Relations Group

Daniel Berg/Dian Griesel, Ph.D.

Phone: 212-825-3210

Media Contact: Lynn Granito

Phone: 212-825-3210

Unigene Announces Financial Results for the Third Quarter of 2007

Revenue for Nine Months Exceeds $17 Million; Sequential Quarterly Revenues up 34%

FAIRFIELD, N.J. — November 12, 2007 — Unigene Laboratories, Inc. (OTCBB: UGNE) reports its financial results for the three months and nine months ended September 30, 2007.

Revenue for the three months ended September 30, 2007 increased to $6,343,000 compared with $1,701,000 for the three months ended September 30, 2006. Revenue for the nine months ended September 30, 2007 increased to $17,390,000 compared with $2,644,000 for the nine months ended September 30, 2006. Revenue from Fortical sales and royalties was $5,771,000 and $13,607,000, respectively, for the three months and nine months ended September 30, 2007.

Fortical royalties were $1,628,000 and $673,000 for the three months ended September 30, 2007 and 2006, respectively, and $4,549,000 and $1,218,000 for the nine months ended September 30, 2007 and 2006, respectively. Fortical sales were $4,143,000 and $9,058,000 for the three months and nine months ended September 30, 2007, respectively. Fortical sales were $837,000 for the three months and nine months ended September 30, 2006. Sales of peptide to Novartis were $2,200,000 for the nine months ended September 30, 2007.

Net loss for the three months ended September 30, 2007 was $240,000, or $0.00 per share, compared with a net loss of $2,515,000, or $0.03 per share, for the three months ended September 30, 2006.

Net loss for the nine months ended September 30, 2007 was $1,778,000, or $0.02 per share, compared with a net loss of $8,759,000, or $0.10 per share, for the nine months ended September 30, 2006.

Operating expenses were $6,304,000 for the three months ended September 30, 2007, compared with $3,897,000 for the three months ended September 30, 2006 and were $18,266,000 for the nine months ended September 30, 2007, compared with $10,440,000 for the nine months ended September 30, 2006. The increases were primarily due to cost of goods sold resulting from the increased product sales to Upsher-Smith and Novartis. The three months ended September 30, 2007 and 2006 includes $84,000 and $134,000, respectively, in expenses for non-cash stock option compensation. The nine months ended September 30, 2007 and 2006 includes $766,000 and $561,000, respectively, in expenses for non-cash stock option compensation.

The Company’s cash balance at September 30, 2007 was $7,004,000, an increase of approximately $3,647,000 from December 31, 2006. Accounts receivable at September 30, 2007 were $3,416,000, an increase of $2,176,000 from December 31, 2006.

Deferred licensing fees increased $4,641,000 from December 31, 2006, primarily due to the $5,500,000 Phase III milestone payment received from Novartis which was only partially recognized as revenue in the first nine months of 2007.

The Company believes that cash on hand, as well as cash generated from Fortical sales and royalties, will be sufficient to meet its obligations for the next twelve months.

Following are financial highlights:

•	Third quarter revenues increased 34% from second quarter

•	Third quarter Fortical sales and royalties increased 71% from second quarter

•	Fortical’s market share improved to 49%

•	Positive operating income for third quarter

•	Positive cash flow from operations for nine months

“We are encouraged by the significant improvements in our financial performance,” commented Dr. Warren Levy, President and CEO of Unigene. With a stronger balance sheet and cash position, we intend to proceed with additional clinical studies for some of our peptides, as well as pre-clinical and clinical studies in our Site Directed Bone Growth Program.”

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Fortical® , Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in August 2005. Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline and worldwide rights for its calcitonin manufacturing technology to Novartis. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 882-0860 or visit www.unigene.com. For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements regarding us and our business, financial condition, results of operations and prospects. Such forward-looking statements include those which express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include statements about the following: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human trials, our dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other risk factors discussed in our Securities and Exchange Commission filings. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors.

UNIGENE LABORATORIES, INC.

CONDENSED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$7,004,197	$3,357,351
Accounts receivable	3,415,961	1,240,114
Inventory	2,676,225	5,283,000
Prepaid expenses and other current assets	226,530	303,444

Total current assets	13,322,913	10,183,909

Noncurrent inventory	445,958	—
Property, plant and equipment, net	2,419,560	2,364,141
Investment in joint venture	29,295	30,545
Patents and other intangibles, net	1,734,509	1,438,848
Other assets	133,933	33,879

Total assets	$18,086,168	$14,051,322

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$906,455	$884,958
Accrued expenses - other	2,093,011	1,806,707
Current portion - deferred licensing fees	1,262,756	762,752
Notes payable - stockholders	—	8,105,000
Accrued interest - stockholders	—	8,081,180
Current portion - capital lease obligations	49,029	70,780
Income tax payable	83,000	—

Total current liabilities	4,394,251	19,711,377

Notes payable-stockholders	15,737,517	—
Accrued interest-stockholders	473,218	—
Deferred licensing fees, excluding current portion	12,297,022	8,156,262
Capital lease obligations, excluding current portion	8,223	40,880
Deferred compensation	365,682	330,643

Total liabilities	33,275,913	28,239,162

Commitments and contingencies

Stockholders’ deficit:

Common Stock—par value $.01 per share, authorized 135,000,000 shares, issued and outstanding: 87,750,715 shares in 2007 and 87,731,015 shares in 2006	877,507	877,310
Additional paid-in capital	105,516,211	104,740,178
Accumulated deficit	(121,583,463)	(119,805,328)

Total stockholders’ deficit	(15,189,745)	(14,187,840)

Total liabilities and stockholders’ deficit	$18,086,168	$14,051,322

UNIGENE LABORATORIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenue:
Product sales	$4,142,635	$837,217	$11,258,044	$837,217
Royalties	1,628,476	672,771	4,548,575	1,218,417
Licensing revenue	280,691	189,189	859,237	567,567
Development fees	—	—	300,000	—
Grant and other revenue	291,668	1,693	424,098	20,547

	6,343,470	1,700,870	17,389,954	2,643,748

Operating expenses:
Cost of goods sold	2,685,720	504,515	6,365,124	504,515
Research, development and facility expenses	1,911,673	1,923,230	6,214,768	5,382,361
General and administrative	1,706,563	1,468,774	5,685,886	4,553,033

	6,303,956	3,896,519	18,265,778	10,439,909

Operating income (loss)	39,514	(2,195,649)	(875,824)	(7,796,161)

Other income (expense):
Interest and other income	91,214	73,215	240,914	214,251
Interest expense-principally to stockholders	(285,656)	(392,400)	(1,058,225)	(1,177,377)

Loss before income taxes	(154,928)	(2,514,834)	(1,693,135)	(8,759,287)

Income tax expense	(85,000)	—	(85,000)	—

Net loss	$(239,928)	$(2,514,834)	$(1,778,135)	$(8,759,287)

Loss per share – basic and diluted:
Net loss per share	$(0.00)	$(0.03)	$(0.02)	$(0.10)

Weighted average number of shares outstanding—basic and diluted	87,749,919	87,724,621	87,739,140	86,504,303